Exhibit 4.2

             CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF TELOR OPHTHALMIC PHARMACEUTICALS, INC.

     Telor Ophthalmic Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     First: That the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on May 18, 1993 is hereby amended as follows:

     Article FOURTH of the Restated Certificate of Incorporation of the Company shall be amended by deleting Paragraph A thereof and replacing it with a new Paragraph A, as follows:

     FOURTH: A. Designation and Number of Shares.

     The total number of shares of stock which the Corporation is authorized to issue is Thirty Million (30,000,000) shares, consisting of:

     25,000,000 shares of Common Stock, par value of one tenth of one cent ($.001) per share (the "Common Stock"); and

     5,000,000 shares of Preferred Stock, par value of one tenth of one cent ($.001) per share (the "Preferred Stock").

     Each share of Common Stock of the Company of the par value of one-tenth of one cent ($.001) issued and outstanding or held in the treasury of the Company is hereby reclassified and changed into one-tenth of a fully paid and nonassessable share of Common Stock of the Company of the par value of one-tenth of one cent ($.001) each, and each stock certificate for one or more shares of Common Stock of the Company as of the close of business on the date this amendment becomes effective (the "Effective Date") shall represent the whole number of shares of Common Stock obtained by multiplying by .10 the number of shares of Common Stock represented by such certificate immediately prior to the Effective Date and a right to receive cash for the fractional shares of Common Stock, if any, which such stockholder would otherwise be entitled to receive in an amount equal to the fractional share which such stockholder would otherwise be entitled to receive multiplied by the average of the high and low sales prices of the Common Stock on the Effective Date as reported on the Nasdaq/NMS or, if no sales of the Company's Common Stock occur on the Effective Date as reported on the Nasdaq/NMS, the first day immediately preceding the Effective Date on which a sale of the Company's Common Stock occurs as reported on the Nasdaq/NMS, appropriately adjusted for the Reverse Stock Split.

     The relative powers, designations, preferences, special rights, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth below in this Article FOURTH.

     Second: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Third: That this Certificate of Amendment shall become effective at 8:30 a.m. on November 15, 1995.

     IN WITNESS WHEREOF, Telor Ophthalmic Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its duly authorized Chief Executive Officer and President this 14th day of November, 1995.

                                     TELOR OPHTHALMIC PHARMACEUTICALS, INC.

                                     By: /s/ John K. Herdklotz, Ph.D.
                                         -----------------------------------
                                         John K. Herdklotz, Ph.D.
                                         Chief Executive Officer and
                                         President

                                      - 2 -